Exhibit 99.1
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
OCTOBER 10, 2008

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT – INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES 2008 INVESTOR
AND ANALYST MEETING MAJOR TOPICS

OKLAHOMA CITY, OKLAHOMA, OCTOBER 10, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced a listing of major topics that will be addressed at its 2008 Investor and Analyst Meeting that will be held in Oklahoma City, OK on October 15 and 16, 2008.

Financial Topics

Sale of Leasehold and Producing Properties:  Chesapeake continues to make progress in its previously announced plans to sell certain leasehold and producing properties to build its cash reserves during the ongoing financial market crisis.   The company is planning to generate cash proceeds of $2.5-3.0 billion in the 2008 fourth quarter from the sale of a 25% interest in the Marcellus Shale, the sale of leasehold and associated production in three other areas and the sale of its fourth volumetric production payment (VPP), all of which are currently underway.  In addition, the company is also engaged in active discussion with multiple parties about an investment in its midstream operations.  Raising additional funds from asset sales in this environment will provide the company with more financial flexibility and the ability to either reduce debt more than previously planned or to potentially repurchase common stock.

Capital Spending:  In response to lower natural gas prices, the company intends to further reduce its capital expenditures budget by approximately $1.5 billion in 2009 and 2010 through a combination of reduced drilling and lower leasehold expenditures. These amounts are incremental to the $3.2 billion reduction in capital expenditures the company announced on September 22, 2008 and further cuts for the 2008 fourth quarter are underway.

Corporate Liquidity:  To ensure that its revolving credit facility could be fully utilized in these turbulent economic times, the company borrowed the remaining capacity under its facility at the end of the 2008 third quarter and invested the cash proceeds in short-term U.S. Treasury and other highly liquid securities.  As a result, on September 30, 2008, the company had cash and cash equivalents on hand of approximately $1.5 billion.  All 36 lenders that participate in Chesapeake’s revolving credit facility fully funded their commitment, with the exception of Lehman Brothers, which has filed for bankruptcy protection and did not fund its $11 million share of the advance.  The company’s revolving credit facility matures in November 2012 and its first maturity of senior unsecured notes is in July 2013.

Assuming the successful completion of the planned asset sales and as a result of the additional capital expenditure reductions discussed above, Chesapeake anticipates generating excess cash of approximately $1.5 – 2.0 billion in the 2008 fourth quarter and approximately $1.0-1.5 billion in each of 2009 and 2010.  The company’s goal is to end 2008 with approximately $2.5-3.0 billion of cash on hand.

Debt Covenants:  Chesapeake is in compliance with all of its debt covenants.  The covenants under the company’s revolving bank credit facility require that the company maintain a “Consolidated Indebtedness to Consolidated Total Capitalization Ratio” (debt to cap ratio) of less than 0.70:1 and a “Consolidated Indebtedness to EBITDA Ratio” (debt to EBITDA ratio) of less than 3.75:1.  At June 30, 2008 the company’s debt to cap ratio was 0.57:1 and its debt to EBITDA ratio was 2.05:1.  The ratios for these metrics at September 30, 2008 were similar to or better than levels at June 30, 2008.

Hedging:  For the 2008 fourth quarter and for the full years 2009 and 2010, Chesapeake has hedged through swaps and collars approximately 81%, 72% and 46% of its expected natural gas and oil production at average prices of $9.50, $9.63 and $9.89 per thousand cubic feet of natural gas equivalent (mcfe), respectively.  In addition, Chesapeake has collected approximately $375 million in premiums for written calls with strike prices above current market prices for its natural gas and oil production in the 2008 fourth quarter and for the full years 2009 and 2010.  A portion of the company’s hedging positions contain provisions that limit counter party exposure through “kicked out” price levels, which would terminate a hedge for a particular month when the NYMEX settlement price is below a specified kick out price at contract expiration and result in no financial cash payment by either the counterparty or Chesapeake.  The company has consistently utilized kick out swaps for a portion of its production and over the past 57 months, only four months have resulted in any portion of the company’s hedges being kicked out.

As of September 30, 2008, Chesapeake’s natural gas and oil hedging positions had a positive mark-to-market value of approximately $40 million, an improvement of $6.6 billion since June 30, 2008.  The company’s hedging arrangements are with a diversified group of 19 different counterparties.

Lehman Brothers’ Exposure:  The company’s financial exposure to Lehman Brothers included amounts for unpaid gas sales and amounts due and owing under various derivative contracts. Chesapeake received cash payment for all natural gas physically marketed through a former affiliate of Lehman Brothers, Eagle Energy Partners I, L.P., when Electricite de France SA acquired Eagle last month. With respect to the loss on the terminated derivative contracts, the company estimates that the amount by which the net value of financial natural gas and oil hedges with Lehman exceed the amount anticipated to be received by the Company from selling or rehedging the gas will not exceed $50 million.

Operational Highlights

Proved and Unproved Reserves:  As of September 30, 2008, Chesapeake’s estimated proved reserves were 12.1 trillion cubic feet of natural gas equivalent (tcfe), net of 0.4 tcfe of proved reserves sold during the 2008 third quarter.  The company also estimates that on its 15.6 million net acres of leasehold, it has an inventory of approximately 37,000 net drillsites and owns approximately 60 tcfe of risked unproved reserves (190 tcfe of unrisked unproved reserves), including 14 tcfe in the Haynesville Shale, 7 tcfe in the Fayetteville Shale and 5 tcfe in the Barnett Shale.

Production Outlook:  The company affirms its previously announced production growth outlook of 18% for 2008 and 16% for 2009 and 2010.  Chesapeake is currently using 145 operated drilling rigs, anticipates operating approximately 135-140 rigs by year-end 2008 and expects to keep its rig count flat to down in 2009 and 2010.

Haynesville Shale:  Chesapeake now owns or has commitments for approximately 700,000 gross acres (480,000 net acres and excluding 120,000 net acres owned by the company’s 20% joint venture partner Plains Exploration and Production, Inc. (NYSE:PXP)) in the Haynesville Shale play in northwest Louisiana and East Texas, encompassing approximately 20% of the estimated 3.5 million acre play.  On this leasehold, the company estimates that it has 14 tcfe of risked unproved reserves (29 tcfe unrisked).  Chesapeake now has 16 horizontal Hayneville Shale wells producing approximately 65 million cubic feet of natural gas equivalent (mmcfe) gross (50 mmcfe net).  The company’s last six horizontal wells have had gross average initial production rates exceeding 10 mmcfe per day and the company has gained even greater confidence in its average estimated ultimate recovery estimate (EUR) of 6.5 billion cubic feet of natural gas equivalent (bcfe) per well.  Chesapeake is currently operating 14 rigs in the play and anticipates operating an average approximately 25 rigs in 2009.

Management Comments

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are pleased to highlight the steps Chesapeake is taking to further enhance its financial strength and also to highlight the tremendous growth in the company’s resource potential.  We look forward to providing extensive operational details and showcasing the attractiveness of our corporate strategy, the quality of the company’s assets, the breadth of Chesapeake’s technical expertise, the value of the company’s asset monetization strategies, our unique corporate culture and our vision for the future at our Investor and Analyst Meeting at our corporate headquarters on October 15 and 16.”

Web Cast Information

Chesapeake’s 2008 Investor and Analyst Meeting will be webcast live on the Internet from 2:30 pm EDT to 5:45 pm EDT on Wednesday, October 15 and from 8:30 am EDT to 1:00 pm EDT on Thursday, October 16.  The webcast can be accessed by going to Chesapeake’s website at www.chk.com and selecting the “News & Events” section.  The replay of the webcast will be available on the company’s website for approximately 30 days.  The meeting’s slide show presentation can also be accessed by going to the company’s website and selecting “Presentations” in the “Investor Relations” section.

Chesapeake Energy Corporation is the largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Haynesville Shale, Fayetteville Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States.  Further information is available at www.chk.comwww.chk.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements give our current expectations or forecasts of future events. They include planned asset sales, estimates of capital expenditures, and expected natural gas and oil production, as well as statements concerning liquidity, expected uses of future excess cash flow, business strategy and other plans and objectives for future operations. The company believes that its expectations are based on reasonable assumptions.  No assurance, however, can be given that such expectations will prove to have been correct.  A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including oil and natural gas price volatility, the ability to execute on production and development plans, market conditions that may impact our ability to engage in asset sales and monetizations, creditworthiness of the counterparties with whom we do business and other similar factors.   See “Risk Factors” in our 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (the "SEC") for a more complete discussion of risk factors that could cause actual results to differ from those projected. The company undertakes no obligation to publicly update or revise any forward-looking statements.

Production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although the company believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

The SEC has generally permitted natural gas and oil companies, in filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. The company uses the term "unproved" to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC's guidelines prohibit from appearing in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized. While the company believes its calculations of unproved drillsites and estimates of unproved reserves are reasonable, such calculations and estimates have not been reviewed by third-party engineers or appraisers.